Ex-Filing Fees

CALCULATION OF FILING FEE TABLES

S-3

Ondas Inc.

Table 1: Newly Registered and Carry Forward Securities

Line Item Type	Security Type	Security Class Title	Notes	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Newly Registered Securities
Fees to be Paid	Equity	Common stock, par value $0.0001 per share	(1)	457(r)	352,968	$10.0125	$3,534,092.10	0.0001381	$488.06

Total Offering Amounts:							$3,534,092.10		488.06
Total Fees Previously Paid:									0.00
Total Fee Offsets:									0.00
Net Fee Due:									$488.06

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Offering Note(s)

(1)	In accordance with Rules 456(b) and 457(r) under the Securities Act of 1933, as amended (the "Securities Act"), Ondas Holdings Inc. (the "Registrant") initially deferred payment of all of the registration fees for the registration statement on Form S-3ASR (File No. 333-290121), filed on September 9, 2025 (the "Registration Statement"). This "Calculation of Filing Fee Table" shall be deemed to update the "Calculation of Registration Fee" table in the Registration Statement. The prospectus to which this Exhibit is attached is a final prospectus supplement for the related offering. The maximum offering price per share was estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act, based upon the average of the high and low prices of the Registrant's Common Stock on the Nasdaq Stock Market on March 10, 2026.